Exhibit 15
May 9, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Johnson Controls, Inc. Registration Statement Nos. 33-57685, 33-64703, 333-13525, 333-59594, 333-111192, and 333-130714 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 333-10707, 333-66073, 333-41564, and 333-117898 on Form S-8.
Commissioners:
We are aware that our report dated May 9, 2006 on our review of interim financial information of Johnson Controls, Inc. (the “Company”) for the three and six month periods ended March 31, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 is incorporated by reference in the afore referenced Registration Statements.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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